EXHIBIT 99.1

Adherex Reports Positive Preliminary Interim Phase II Results

for Eniluracil plus 5- Fluorouracil and Leucovorin

at the CTRC-AACR San Antonio Breast Cancer Symposium

Patients who had rapid disease progression on capecitabine treatment1 (N=9) and crossed over to take eniluracil/5-FU/leucovorin (EFL) experienced the following:

•	89% had clinical benefit[2]
•	33% had tumor responses[3]
•	Ongoing median progression-free survival of 117 days vs. 42 days while taking capecitabine

Research Triangle Park, NC, December 9, 2012 - Adherex Technologies Inc. (TSX:AHX, OTCQB: ADHXF) today announced preliminary interim results from the ongoing Phase 2 clinical study evaluating EFL in metastatic breast cancer patients. The results were presented in a poster at the 2012 CTRC-AACR San Antonio Breast Cancer Symposium, San Antonio, Texas, by Edgardo Rivera, MD, Medical Director, Banner MD Anderson Cancer Center, Gilbert, Arizona. The poster can be found on the www.adherex.com website under the Investors and Media section.

"EFL could potentially allow patients who rapidly fail capecitabine to continue with another oral 5-FU therapy rather than switching to the less well-tolerated intravenous microtubule-interfering agents," said Edgardo Rivera, MD. "We are hopeful that a small clinical trial in patients with metastatic breast cancer who failed capecitabine may be an attractive path to rapidly demonstrate the clinical usefulness of EFL."

EFL was also well tolerated and active in the main study that compares safety and anti-tumor activity of EFL (Arm 1) vs. capecitabine (Arm 2) in metastatic breast cancer patients who had been previously treated with an anthracycline and taxane. Arm 2 patients who have disease progression on capecitabine may crossover to take EFL in Arm X. All study drugs are taken orally.

The EFL regimen was optimized according to the methods covered in Adherex patent filings and are presented on the Adherex website.

1Patients who rapidly failed capecitabine treatment had disease progression (PD) within 70 days (one scan). 2Clinical benefit = [significant (partial, PR) + complete (CR) tumor reduction + stable disease (SD)]. 3Tumor response = PR or CR.

As of Oct. 29, 2012, 122 patients had tumor assessments. Approximately 20% of patients were treated as 1st-line for metastatic disease (80% as 2nd-line) and 70% had previous 5-FU treatment(s). The preliminary interim results were based upon 68 patients in Arm 1, 54 patients in Arm 2 and 18 patients on Arm X. Clinical benefit was 76%, 74% & 61%, and tumor response rate was 25%, 26%, & 17% in Arms 1, 2, & X, respectively. One CR occurred in Arm 1. For patients in Arm X who had rapidly failed capecitabine, 89% had clinical benefit and 33% had tumor responses.

The final efficacy and safety data from the study, including progression-free survival (PFS), are expected to be released during the second quarter of 2013.

Rosty Raykov, Chief Executive Officer of Adherex, said, "Thanks to the scientific leadership of Dr. Tom Spector, we are pleased to see these avenues opening up to potentially provide benefit to cancer patients. Adherex is focused on finishing enrollment of the study by the end of this year. The Company does not intend to raise capital until final data is available from the study and partnering opportunities are fully explored."

About Eniluracil

Eniluracil is a mechanism-based inactivator of DPD, the enzyme that rapidly breaks down 5-FU. Accordingly, Eniluracil increases the 5-FU elimination half-life from about 15 minutes to 5 hours and enables 5-FU to be administered orally, making it 100% orally bioavailable. In addition, Eniluracil prevents the formation of α-fluoro-β-alanine (F-Bal), the 5-FU-breakdown product. F-Bal appears to cause hand-foot syndrome and neurotoxicity. It also decreases the antitumor activity of 5-FU in laboratory animals. Furthermore, because DPD is present in variable levels, the highly variable and nonlinear pharmacokinetics of 5-FU become predictable and linear when DPD is inactivated by Eniluracil in cancer patients.

The weekly regimen used in the current Phase 2 trial is based on a Phase 1 Eniluracil/5-FU/Leucovorin trial that produced durable tumor responses and no hand-foot syndrome in advanced colorectal cancer patients who were refractory to intravenous 5-FU/Leucovorin. In a similar Phase 2 study with capecitabine, no tumor responses occurred and 87% of the patients experienced hand-foot syndrome, a painful condition that may require dosing interruptions and dose reductions.

About Metastatic Breast Cancer

Breast cancer is the second leading cause of cancer related death among women, according to the National Cancer Institute. During 2012, American Cancer Society estimates that 226,870 women will be diagnosed with breast cancer, while 39,510 women likely will die from the disease. FDA-approved therapies used to treat late-stage, refractory breast cancer include capecitabine (Xeloda®) for patients with breast cancer resistant to paclitaxel and anthracycline-containing chemotherapy; ixabepilone (Ixempra®) for patients with late-stage disease after failure of an anthracycline, taxane and capecitabine; ixabepilone plus capecitabine for patients with late-stage disease after failure of anthracycline- and taxane-based chemotherapy; eribulin mesylate (Halaven®)  for patients with metastatic breast cancer who have received at least two prior chemotherapy regimens for late-stage disease.

Xeloda® is a registered trademark of Genentech, a member of the Roche Group.

Ixempra® is a registered trademark of Bristol Myers Squibb

Halaven® is a registered trademark of Eisai Pharmaceuticals

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
Phone: (919) 636-5144

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2011. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.